Exhibit 99.2

Concept Development Partners, LLC

December 23, 2010

Granite City Food & Brewery, Ltd.
5402 Parkdale Drive, Suite 101
Minneapolis, MN 55416
Attention: Steven J. Wagenheim
President and CEO

Gentlemen:

Pursuant to the discussions that we have had with Granite City Food & Brewery, Ltd. (the “Company”), DHW Leasing, L.L.C. (“DHWL”) and Mr. & Mrs. Donald A. Dunham, Jr. and Mr. Charles J. Hey (collectively, together with DHWL, Dunham Capital Management, L.L.C., Mr. & Mrs. Dunham and their and its affiliates, “Dunham”) and your teams, the following is a summary of the material terms of the undersigned’s proposal to purchase $9.0 million of the Company’s newly issued convertible preferred stock, arrange for a new $10 million senior lending facility for the Company, arrange for the Company’s repurchase of 3,000,000 shares of Common Stock of the Company (“Common Stock”) that are currently held by DHWL, and assist in structuring various transactions focused on lowering the Company’s restaurant occupancy costs (collectively, the “Transaction”).

1.                                       Identity of Investor. The investor, Concept Development Partners, LLC, is a Delaware limited liability company (the “Investor”), whose principals include an affiliate of CIC II LP, a private equity fund and Delaware limited partnership (“CIC”), CDP Management Partners, LLC, a Delaware limited liability company (“CDP”), and an affiliate of CDP.

2.                                       Valuation, Structure and Consideration.  At the closing of the Transaction (the “Closing”), Investor will purchase 3,000,000 shares of newly issued Convertible Preferred Stock (the “Preferred”) for $9,000,000, each share of which will be convertible into 2.0 shares of Common Stock at a conversion price of $1.50 per share (the “Purchase Price”) at any time upon the election of the Investor. The Preferred shall carry a dividend rate of 9.0% per annum through December 31, 2013, which shall be paid quarterly at an annualized rate of 4.5% in cash and 4.5% in the form of newly issued Common Stock, with the Common Stock valued at the average closing price per share of the Common Stock for the ninety (90) trading day period immediately preceding the dividend record date.  If not already converted, the Preferred shall automatically convert on December 31, 2014.  On the date of conversion, the Company shall pay all accumulated but unpaid dividends on the Preferred.

3.                                       Senior Debt Financing and Use of Proceeds.  As a condition to the Transaction, at the closing of the Transaction, Investor will cause the Company to close on a third party debt facility of at least $10 million (the “Debt Financing”).  The Debt Financing, in conjunction with the net proceeds from the Preferred, will be used by the Company to repurchase 3,000,000 shares of Common Stock currently held by DHWL as described in Paragraph 4 below, purchase the Troy Property (as defined below) from Dunham as described in Paragraph 5 below, repay certain Company indebtedness, and provide general growth and working capital.  As a condition to closing, the Company’s independent directors will want to be assured that terms of Debt Financing are commercially reasonable as to terms and interest rate.

4.                                       DHWL Common Stock Repurchase; Lease Restructuring.  In exchange for a payment of $7,050,000, the Company will complete the following transactions:

(a)                                  Repurchase of Common Stock from DHWL.  At the Closing, the Company will repurchase 3,000,000 shares of Common Stock (the “Sale Shares”) that are currently owned by DHWL. The proceeds of the payment will be applied to partially repay DHWL’s existing Company-related loans from three banks that have current principal balances in an aggregate amount of $14,000,000 (the “DHWL Loans”).  DHWL shall repay the balance of the DHWL Loans in a balloon payment on the fifth anniversary of the Closing, provided that such balance of the DHWL Loans shall be prepaid prior to such maturity date to the extent of the proceeds from DHWL’s sale of other shares of Common Stock after the Closing.  The foregoing purchase of DHWL’s Common Stock and repayment of the DHWL Loans are conditioned upon DHWL’s lenders agreeing to (i) release any lien on the purchased shares of Common Stock without a requirement of additional or replacement collateral and (ii) in order to insure that DHWL and Dunham can comply with the rent reduction requirements of the Investor, allow DHWL to make interest-only payments on the post-Closing balance of the DHWL Loans at an annual interest rate of 4.25% for five years and pay the principal balance of the DHWL Loans as described in the preceding sentence.  The Company or its assignee will have a right of first refusal (and if the Company or its assignee elects not to exercise such right, the Investor shall have a first right of refusal) to purchase any of DHWL’s shares of Common Stock of the Company that DHWL desires to sell after the Closing but prior to the fifth anniversary of the Closing or, if later, the repayment of all the DHWL Loans.  If the Company’s Board of Directors declines to authorize the Company to purchase such shares of Common Stock pursuant to such right of first refusal, then such right of first refusal shall be exercisable by Investor.  Such right of first refusal shall be exercised within seven (7) business days of written notice from DHWL of a proposed sale of shares of its Common Stock and the terms of such sale.

(b)                                 Lease Restructuring. As a condition to the payment for the Sale Shares, Dunham will agree that “fixed” rents on those properties listed in Exhibit A will be immediately reduced by a total of $300,000 per year through the initial lease term and any option terms that the Company may have in the current leases on those properties.  The Investor, the Company and Dunham agree to the other rent provisions included in Exhibit A that relate to the Dunham portion of the occupancy cost for the six properties included in Exhibit A.  The rent shown for each Dunham location in Exhibit A under the column “New Dunham Rent” shall constitute the entire “fixed” rent amount due to Dunham for these locations.  In addition to the fixed rents on each property, the specific percentage rents included in Exhibit A are acceptable to the Investor, the Company and Dunham and are to be paid in addition to the fixed rents on those specific properties.  There will be no additional Dunham common area or management charges due on these properties.  In addition, to the extent DHWL and/or DHWL’s banks sell shares of Common Stock of the Company or otherwise pays down the DHWL Loans after the Closing, then the aggregate Dunham rents, on those properties described on Exhibit A, will be decreased ratably by 4.25% for every dollar of proceeds from such sales of Common Stock owned by DHWL or (without duplication) for each dollar of principal amount that the DHWL Loans are decreased.  The leases will be amended to modify such reductions; provided, however, that the maximum amount of such additional rent reduction shall be $297,500 per year. It is expressly understood that if the Company exercises its option to purchase any or all of the properties listed in Exhibit A prior to the DHWL Loans being retired in full, the aggregate residual Dunham rents paid on those Exhibit A properties will be an amount equaling the factor of the DHWL Loans outstanding at the beginning of the year times 4.25%.  All new rent reductions due to the repayment of the DHWL Loans will take effect on the first day of the month following the repayment of all or part of the DHWL Loan principal, including the $300,000 rent reduction that is to take place at Closing of this transaction as well as the reductions due to the Company from any subsequent sales of Common Stock owned by DHWL and/or other DHWL Loan reductions in the future.

(c)                                  Purchase Options. At the Closing Dunham shall also grant the Company, or cause the Company to be granted, options (collectively, the “Options”) to acquire fee title to the improvements on the properties described on Exhibit A and to assume the ground leases on such properties by paying off the respective Dunham debt remaining on such property at that time as amortized to the date of exercise. Dunham agrees to reduce the debt on such properties in accordance with such amortization.  There will be no additional debt created by Dunham and placed against the properties in Exhibit A through the end of the five-year Option period following the Closing of the Transactions.  Any maintenance or other capital expenditures required to be made on these properties will be made by the Company in accordance with the provisions of the existing leases on those properties.  Each Option shall be exercisable by the Company or its assigns at any time or from time to time prior to the fifth anniversary of the Closing. As a condition to the Company exercising its Option to acquire any or all of these properties from Dunham, it is specifically understood that the Company will use its best efforts to assume all future obligations for rent or other lease-related obligations due to any third-party (i.e., non-Dunham affiliated) landlords under land leases currently existing on those properties from and after the date of acquisition.  If, upon the Company’s exercise of its Option(s), the Company cannot achieve a full release of the Dunham obligations first arising after such exercise under the third-party leases from any or all of the third-party landlords, the Company will specifically indemnify Dunham against any obligation under those non-released leases.

5.                                       Purchase of the Dunham Troy Property.  On the Closing Date or as soon as practicable thereafter, the Company will purchase fee simple title (free and clear of all liens and encumbrances) to the approximately two acre site on Big Beaver Road in Troy, Michigan now owned by Dunham (the “Troy Property”), together with all plans, permits, related assets and other “soft costs” associated with the Troy Property and held by Dunham.  The purchase price for the Troy Property will be $2,500,000, plus real estate taxes payable in 2009 in the approximate amount of $51,500.  Upon completing such purchase of the Troy Property, the Company will be responsible for paying the real estate taxes payable in 2010 and all future years; provided, however, any penalties, late fees or assessments incurred by the Company as a result of not paying the real estate taxes payable in 2010 when due shall be deducted from the purchase price for the Troy Property.  Upon completing such purchase of the Troy Property, the Company shall be released of all liabilities and obligations to Dunham relating to this property.  If the contemplated transactions with respect to the Troy Property do not close by February 28, 2011, there shall be added to the purchase price the per diem amount of $432.20.

6.                                       Other Landlord Lease Reductions. As a condition to the Investor’s obligation to complete the Closing, the Company must achieve permanent rent reductions of $250,000 per year from either the non-Dunham affiliated landlords on the Dunham land leases or on the fee-simple restaurants owned by third-party landlords.  This $250,000 rent reduction requirement is in addition to the Dunham rent reductions detailed above in Paragraph 4(b).  The Investor will use commercially reasonable efforts to assist in obtaining such rent reductions for the Company.  Dunham will use reasonable commercial efforts to assist in achieving these rent reductions, but is not obligated to give further rent concessions beyond those indicated in Paragraph 4(b) and summarized in Exhibit A.

7.                                       Amendments to DHWL/GCFB Debt Conversion and Registration Rights Agreements.  At the Closing, the Debt Conversion Agreement and Registration Rights Agreement between DHWL and the Company shall be respectively modified as follows:

(a)                                  Section 2.5 of the Debt Conversion Agreement shall be amended by deleting the second paragraph and adding language that DHWL will not sell or dispose of any shares of the Company through December 31, 2015, except as contemplated Paragraph 4.

(b)                                 Section 4.10 of the Debt Conversion Agreement, which relates to DHWL’s right to participate in future issuances of new shares, shall be deleted.

(c)                                  DHWL’s and Investor’s rights to appoint members of the Company’s Board of Directors will be as set forth in Paragraph 10 hereof, and accordingly, DHWL’s rights to appoint members of the Board of Directors in the Debt Conversion Agreement shall be terminated.

(d)                                 The Registration Rights Agreement will be amended to provide that the exercise of DHWL’s registration rights covering any unregistered shares will be suspended until at least 780,000 of the shares of Common Stock underlying the Preferred are registered for resale, and thereafter, the registration rights of DHWL and the Investor shall be on equal terms.

(e)                                  The Registration Rights Agreement with DHWL and any registration rights agreement with Investor will be amended to provide an exception to the registration rights granted therein to the extent the Company registers the resale of Common Stock issued pursuant to the payment-in-kind feature relating to the Preferred dividends.

8.                                       Amendments to the Master Agreement.  The Master Agreement between Dunham Capital Management, L.L.C., DHW Leasing, L.L.C., and Dunham Equity Management, L.L.C. will be amended to delete Section 10 (relating to board observers), Section 11 (relating to information covenants), and Section 12 (relating to the appointment of the Chairman of the Board).

9.                                       Approval. The Closing will be subject to receipt of all required approvals of the disinterested members of the Company’s Audit Committee and Board of Directors and the Company’s shareholders and disinterested shareholders and to the Company’s receipt of a favorable fairness opinion.  The Definitive Agreements (as defined below) will provide for a customary fiduciary out. At the signing of the Definitive Agreements, DHWL will escrow the 3,000,000 shares of Common Stock of the Company that are to be sold in this transaction with an escrow agent to be approved by the DHWL lenders, DHWL, the Company and the Investor. At Closing, the proceeds from the Investor, along with the new Company debt facility, shall be paid into the approved escrow account and the proceeds from the sale by DHWL of 3,000,000 shares of Common Stock shall be paid to the DHWL lenders in accordance with their prior written instructions. In addition, at the signing of the Definitive Agreements, DHWL, Mr. and Mrs. Donald A. Dunham, Jr., Mr. Charles J. Hey, the directors, and the executive officers of the Company and any affiliates of these parties shall enter into voting agreements and provide proxies to vote all of their and their affiliates’ respective shares in favor of the Transaction and provide such other customary assurances that Investor may request to ensure their respective commitments to vote in favor of the Transaction.

10.                                 Board Representation. Upon the closing of the Transaction, certain incumbent directors will resign and Investor will appoint five of the seven members of the Company’s Board of Directors.  Investor and DHWL will enter into a voting agreement, pursuant to which Investor and DHWL will vote their shares in favor of the election of five (5) nominees to the Board approved or designated by Investor, and Investor and DHWL will vote their shares in favor of election to the Board of two (2) persons approved or designated by DHWL.  Such voting agreement shall continue in force until the earlier of: (i) the 5th anniversary of the closing of the Transaction; (ii) the date on which DHWL and its affiliates no longer own at least 250,000 shares of the outstanding Common Stock; or (iii) the date DHWL’s loans to Great Western Bank, CorTrust Bank and Dacotah Bank are reduced to an aggregate of $250,000 or less.  DHWL will have the right to approve or designate up to two board observers, who may include Donald A. Dunham, Jr., Charles J. Hey or Nancy Hughes, or other persons approved by Investor.

11.                                 Employment of Robert Doran, Dean Oakey, and Steven Wagenheim.  Robert Doran shall be appointed by the newly appointed Board of Directors to the role of Executive Chairman and Chief Executive Officer of the Company. Dean Oakey will be appointed as Chief Concept Officer of the Company.  Both of these appointments are conditions to closing, and subject to satisfactory negotiations of employment agreements for each of them. Steven Wagenheim shall continue employment as President and Founder of the Company, and shall retain his Board seat during the term of his employment .

12.                                 Private Placement. The issuance of the Shares to the Investor will not be registered under the Securities Act of 1933 (the “Act”) and may not be resold without such registration or an exemption from registration under the Act.

13.                                 Registration Rights. Within 75 days of the closing of the Transaction, the Company will use its best efforts to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) registering the resale of Common Stock to be issued upon Investor’s conversion of the Preferred (“Registrable Securities”).  The Company will use its best efforts to have the Registration Statement declared effective with respect to the Registrable Securities within 120 days after the closing and to keep the Registration Statement continuously effective until all such Registrable Securities have been resold pursuant to such Registration Statement or such securities may be sold pursuant to Rule 144 promulgated under the Act.  Investor acknowledges that the SEC may not permit the registration of all of the Registrable Shares in one registration, and that such registration may be required to be effected in multiple registration statements as permitted by the SEC.

14.                                 Resale Restrictions. The Company will require all of its continuing directors and executive officers to execute agreements agreeing to refrain from selling any shares of Common Stock beneficially owned by such persons, until the initial Registration Statement has been declared effective.

15.                                 Documentation. The purchase of the Preferred by the Investor will be made pursuant to a stock purchase agreement, certificate of designation of terms of the Preferred, and a registration rights agreement (collectively, the “Definitive Agreements”), reflecting the terms hereof and in form and substance satisfactory to respective counsel for the Investor, the Company, DHWL and Dunham.  The Definitive Agreements will contain standard representations and warranties, anti-dilution provisions, covenants and conditions to closing.  The Definitive Agreements will be drafted by counsel to the Investor.

16.                                 Due Diligence Requirements. We are very familiar with, and have years of experience investing in the restaurant industry, and we are prepared to move forward and complete our due diligence quickly.  Based on the information we have obtained through our preliminary review of the Company’s public filings and other information given to us under the NDA dated August 24, 2010, we have made substantial progress in this area; however, the closing and the Transaction remain subject to Investor’s completion of its due diligence investigation and its satisfaction with the results thereof (in its sole discretion).  In order to facilitate Investor’s remaining diligence, the Company and Dunham hereby agree to promptly make available to the Investor upon request any and all information reasonably necessary for the underwriting of the proposed Transaction, including but not limited to comprehensive information regarding the Company’s leases, any landlord concessions negotiated to date and the terms of related lending arrangements, as well as access to lenders.

17.                                 Fees. At the Closing, the Company shall pay a cash transaction fee of $485,000 in addition to reimbursing all of the Investor’s reasonable out of pocket expenses incurred in connection with the proposed Transaction. Such transaction fee shall be paid to the Investor for its efforts in connection with finalizing and closing the Transaction, including the due diligence, rent negotiations, financial modeling, lender negotiation, financing, and other services performed by the Investor toward the goal of finalizing the Transaction.

18.                                 Confidentiality; Public Announcement.  The terms and conditions of this letter of intent, including its existence, shall be confidential information and shall not be disclosed to any third party without the consent of the Company, DHWL, and the Investor, except that the Company, DHWL, and the Investor may disclose the terms and conditions described in this letter of intent to their respective officers, directors, partners, employees, attorneys and other advisers, provided that such persons agree to the confidentiality restrictions contained herein.  If any party determines that it is required by law to disclose information regarding this letter of intent, it shall be entitled to make such legally required disclosures and shall, a reasonable time before making any such disclosure or filing, consult with the other party regarding such disclosure or filing and seek confidential treatment for such portions of the disclosure or filing as may be reasonably requested by the other party. If any of the undersigned or their affiliates are obligated to disclose any of the terms of this letter, Investor and the Company shall jointly or separately issue a mutually acceptable public announcement of the Transaction following the execution of this letter of intent.

19.                                 No Shop. As consideration for the large amount of time, effort, and expense that the Investor will incur in order to proceed with its due diligence, for a period of 90 days from the date hereof (the “No-Shop Period”), the Company, DHWL, Mr. and Mrs. Dunham, and Mr. Hey each agree, severally and not jointly, to not directly or indirectly solicit or accept or encourage any other proposal for or provide any confidential information to a third party regarding (a) the direct or indirect sale of a significant portion (outside of ordinary course of business) of the assets of the Company; (b) the direct or indirect sale of any capital stock of the Company; (c) any financing transaction other than ordinary course working capital financing; or (d) the merger of the Company with another company; provided, however, that the No-Shop Period shall immediately terminate upon Investor’s good faith determination to not proceed with the Transaction and terminate negotiations with the Company regarding the Transaction.  The Company, Mr. and Mrs. Dunham, and Mr. Hey each agree to promptly notify the Investor of any third party solicitations to the Company or DHWL regarding an alternative transaction and any discussions by the Company or DHWL with any third parties regarding an alternative transaction.

20.                                 Break-Up Fee and Expense Reimbursement.  During the No-Shop Period, the Investor will initially fund its own due diligence efforts.  However, as consideration for the substantial time, effort and expense that the Investor will incur in evaluating, structuring and documenting the Transaction, and except as set forth in Paragraph 21 of this letter of intent: (a) if the Company or DHWL determines not to proceed with the proposed Transaction on substantially the terms set forth in this letter of intent, then the Company shall promptly pay the Investor the sum of (i) its reasonable out-of-pocket expenses incurred in connection with the proposed Transaction, and the enforcement of the binding provisions of this letter of intent, plus (ii) a break-up fee of $300,000; or, alternatively, (b) if the Company or DHWL violates the provisions of Paragraph 19 or fails to consummate the Transaction on substantially the terms set forth in this letter of intent and within 90 days following the termination of the No-Shop Period enters into an alternative transaction involving the direct or indirect sale of controlling interest in the Company or substantially all its assets, a merger or recapitalization of the Company, the sale of substantially all of DHWL’s Common Stock, or a financing or re-financing transaction relating to the Company (other than ordinary course working capital financings or re-financings), then the Company shall promptly pay the Investor as Investor’s exclusive remedy, the sum of (i) all of its reasonable out-of-pocket expenses incurred in connection with the proposed Transaction, plus (ii) a break-up fee of $500,000.  For the purposes of this agreement, (1) in the case of clause (a) of the prior sentence, the reasonable out -of -pocket expenses of the Investor (without duplication) shall not exceed $400,000 and (2) in the case of clause (b) of the prior sentence, the reasonable out-of-pocket expenses of the Investor shall be capped at $500,000.

21.                                 Limitations to Break-Up Fee and Expense Reimbursement.  Investor shall not be entitled to a break-up fee, damages or expense reimbursement described below if the Company’s committee of independent directors do not receive a favorable fairness opinion from an investment bank that reviews this Transaction while the Company is otherwise prepared and willing to close the Transaction.  Investor shall not be entitled to a break-up fee or damages other than expense reimbursement described below if (a) a majority of the non-DHWL or Dunham affiliated shareholders reject the Transaction after the Company’s management and Board of Directors have recommended shareholder approval of the Transaction and the Company is otherwise prepared and willing to close the Transaction; or (b) lenders who have given commitments to the Company breach or withdraw such commitments preventing the parties from completing the Transaction. In each of the two cases described in the prior sentence, provided the Company or Dunham has not otherwise violated the provisions of Paragraph 19 of this letter of intent (in which case the expense provisions of Paragraph 20 of this letter of intent will control), the Company shall promptly pay the Investor and the Investor agrees to accept in lieu of an expense reimbursement, an amount equal to, at the Investor’s sole option, either (a) $100,000 in cash plus 200,000 shares of Common Stock, or (b) $200,000 in cash, payable $100,000 immediately following the failure to receive such shareholder approval and $100,000 payable without interest equally over a period of 24 months ($4,166.67 per month).  If the Investor chooses to accept the Common Stock in lieu of a cash settlement for these expenses, all issues relating to the registration of those shares shall be treated as detailed in Paragraph 13 of this document.  Further, the Investor agrees that it shall not be entitled to the break-up fee, damages, or expense reimbursement set forth in Paragraph 20 of this letter of intent solely due to the Company’s failure to achieve fully the permanent rent reduction set forth in Paragraph 6.

22.                                 Other Agreements. During the No-Shop-Period, the Company shall not (a) redeem any shares of the Company’s capital stock; (b) issue debt securities or otherwise incur any additional indebtedness for borrowed money other than ordinary course working capital financing; (c) fail to operate the Company in the ordinary course of business; or (d) sell any significant assets or enter into any merger or consolidation without receiving the prior approval from Investor.

23.                                 Non-Binding. Except as specifically provided below, this is a non-binding letter of intent and is intended solely as an outline of general terms and the basis for further discussion and does not contain all matters upon which agreement must be reached in order for the Transaction to be consummated.  A binding commitment with respect to the proposed private placement will result only from and would be subject to the negotiation, execution, and delivery of mutually satisfactory definitive documentation that contains representations, warranties, covenants, conditions, indemnities, and other terms customary for transactions of this type.  No legally binding obligation, duty, commitment, or liability (contractual or otherwise) whatsoever shall be created, implied, or inferred by this letter of intent or otherwise until the authorization, execution, and delivery of definitive and final legal documentation satisfactory to the parties and their respective counsel and the satisfaction of any conditions precedent thereto, except that the provisions of the last sentence of Paragraph 16 and Paragraphs 17 through 21 above are legally binding agreements of the parties hereto and will survive any termination of this letter of intent in accordance with their terms.  This letter of intent does not constitute an offer to sell, or a solicitation of an offer to buy, securities.  Either party may terminate this letter of intent if the parties do not enter into the Definitive Agreements with respect to the Transaction within 90 days following execution of this letter by the Company, DHWL and Dunham; provided, that any such termination shall not affect the parties’ respective obligations under Paragraph 18 through 21 above.

24.                                 Advisors and Contacts. Our point person for the Transaction is Dean Oakey at CDP.  Dean can be reached at 310-924-1142 (direct dial), 310-457-0356 (fax), or by e-mail at deanoakey@gmail.com.

As you know, we have indicated our willingness to move very quickly to complete our due diligence and pursue the completion of the Transaction.  We are interested in obtaining immediate access to the Company’s personnel, contracts, vendors, and landlords, and we will ensure that our attorneys are available to work with the Company’s and Dunham’s counsel at the Company’s convenience in order to structure and complete the Transaction documents as efficiently as possible.

This letter, and our Transaction proposal, will expire at 5:00 p.m., Central time, on December 24, 2010, if a fully executed, countersigned copy of this letter of intent has not been delivered prior to that time.

Best regards,

CDP MANAGEMENT PARTNERS, LLC, On behalf of the Investor

By:	/s/ Dean Oakey
Dean Oakey
Managing Member

AGREED AND ACCEPTED as of December 23, 2010

GRANITE CITY FOOD & BREWERY LTD.

By:	/s/ Steven J. Wagenheim
Steven J. Wagenheim
Chief Executive Officer

DHW LEASING, L.L.C.

By:	/s/ Donald A. Dunham, Jr.
Donald A. Dunham, Jr.
Its:	Member

By:	/s/ Charles J. Hey
Charles J. Hey
Its:	Member

DUNHAM CAPITAL MANAGEMENT, L.L.C

By:	/s/ Donald A. Dunham, Jr.
Donald A. Dunham, Jr.
Its:

/s/ Donald A. Dunham, Jr.
Donald A. Dunham, Jr.

Exhibit A

Rent Reductions on Dunham Properties

		Permanent
	Current Dunham	Rent Reduction	New Dunham
	Rent	by location	Fixed Rent
Dunham Buildings with Land Leases:
Ft. Wayne	$195,000	(28,500)	$166,500
Creve Coeur	$191,400	(41,400)	$150,000
Madison	$148,800	(85,620)	$63,180
Roseville	$159,000	(58,825)	$100,175
Rockford	$205,000	(40,325)	$164,675
Maumee	$195,000	(45,330)	$169,670
Total	$1,094,200	$(300,000)	$814,200

	Additional	Additional
	Dunham % Rent	Dunham % Rent
	2011 forward	Breakpoint

Ft. Wayne	5.00%	$2,700,000
Creve Coeur	5.00%	$2,600,000
Madison	5.00%	$3,300,000
Roseville	5.00%	$4,000,000
Rockford	5.00%	$3,300,000
Maumee	5.00%	$3,000,000